CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Fund Trust of our report dated June 29, 2021, relating to the financial statements and financial highlights, which appears in Invesco S&P 500® Equal Weight Energy ETF’s Annual Report on Form N-CSR for the year ended April 30, 2021. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 17, 2022